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                                                                    EXHIBIT 23.7

                              CONSENT OF APPRAISER


We hereby consent to the references made to us and/or our appraisal by BRL Universal Equipment 2001 A, L.P.; BRL Universal Equipment Corp.; Universal Compression Holdings, Inc.; and Universal Compression, Inc. under the captions "Summary," "Risk Factors," "Description of other Financings," "Description of the Notes" and "The Equipment" in the Prospectus constituting a part of this Amendment No. 3. In addition, we consent to the filing of (i) our summarization letter of the Appraisal Report referred to therein as an annex to this Amendment No. 3, and (ii) the Appraisal Report dated as of February 9, 2001 covering High Yield Synthetic Lease Portfolio Natural Gas Compressors prepared by us for Deutsche Banc Alex. Brown, First Union Securities, Inc., Universal Compression, Inc. and BRL Universal Equipment 2001 A, L.P. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       AMERICAN APPRAISAL ASSOCIATES, INC.


                                       By: /s/ PAULA D. BOST
                                       ----------------------------------------
                                               Paula D. Bost
                                               Corporate Secretary

Milwaukee, Wisconsin
May 14, 2001